 Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2018, relating to the financial statements and financial highlights of Reality Shares DIVS ETF, Reality Shares DIVCON Leaders Dividend ETF, Reality Shares DIVCON Dividend Defender ETF, Reality Shares DIVCON Dividend Guard ETF, Reality Shares NASDAQ NexGen Economy ETF, Reality Shares NASDAQ NexGen Economy China ETF, and Reality Shares Fundstrat DQM Long ETF, each a series of Reality Shares ETF Trust, for the year or period ended October 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s / Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

February 26, 2019